                                                                   EXHIBIT 23(B)
                         CONSENT OF ERNST & YOUNG LLP,
                              INDEPENDENT AUDITORS
     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 19, 1994, with respect to the financial statements and schedules of Birtcher Medical Systems, Inc., included in the Registration Statement on Form S-3 and related Prospectus of CONMED Corporation for the registration of 3,852,500 shares of its common stock. We also consent to the incorporation by reference of our aforementioned report into a registration statement relating to the same class of securities covered by this registration statement that is filed with respect to the same offering pursuant to Rule 462(b) under the Securities Act of 1933.


                                         /s/ Ernst & Young LLP
Irvine, California
March 14, 1996